EXHIBIT 99.1

HMS Reports First Quarter 2019 Financial Results

  Total Revenue of $148.0 Million, +4.7% vs. 1Q’18 (+11.3% excluding Medicare RAC Reserve Release in 1Q’18)
  GAAP EPS of $0.22 Per Diluted Share, Including Discrete Tax Benefits of $0.07 Per Diluted Share
  Adjusted EPS of $0.28 Per Diluted Share Excluding Discrete Tax Benefits of $0.07 Per Diluted Share
  Net Income of $19.6 Million and Adjusted EBITDA of $41.0 Million

IRVING, Texas, May 03, 2019 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the first quarter ended March 31, 2019.

“We are encouraged by our solid start to 2019, with first quarter revenue rising 11% excluding the Medicare RAC reserve release, net income more than doubling and adjusted EBITDA increasing over 17% compared to the first quarter last year.  These results clearly demonstrate the inherent operating leverage of our business model,” said Bill Lucia, Chairman and CEO.  “The double-digit growth in both our coordination of benefits and total population management revenue reflects strong demand for those services and the ongoing opportunity to cross sell into our existing customer base. Our margin expansion also clearly demonstrated the inherent operating leverage of our business model and highlighted the meaningful impact our investments in advanced technology applications are having on our profitability.”

First Quarter 2019

Total revenue in the first quarter of 2019 was $148.0 million, compared to total revenue of $141.4 million in the prior year first quarter (+4.7%) that included $8.4 million from the Medicare RAC reserve release (the “Reserve Release”).  Excluding the Reserve Release, total revenue increased 11.3% compared to the prior year quarter.

Commercial revenue in the first quarter of 2019 was $76.3 million, compared to $71.8 million in the prior year first quarter (+6.3%).  State government revenue was $61.7 million in the first quarter of 2019, compared to $54.6 million in the prior year first quarter (+13.0%).  Federal and Other revenue was $10.0 million in the first quarter of 2019, compared to $15.0 million in the prior year first quarter (-33.3%).

Coordination of Benefits (COB) revenue was $105.9 million in the first quarter of 2019 compared to $91.7 million in the prior year first quarter (+15.5%).

Analytical Services revenue, which includes Payment Integrity (PI) and Total Population Management (TPM), was $42.1 million in the first quarter of 2019, compared to $49.7 million in the prior year first quarter (-15.3%) including $8.4 million from the Reserve Release in the first quarter of 2018.  Excluding the Reserve Release, Analytical Services revenue in the first quarter of 2019 increased 1.9% from the prior year first quarter.

PI revenue was $27.7 million in the first quarter of 2019, compared to $30.3 million in the prior year first quarter (-8.6%) excluding the Reserve Release.  TPM revenue was $14.4 million in the first quarter of 2019, compared to $11.0 million in the prior year first quarter (+30.9%).

Net income in the first quarter of 2019 was $19.6 million, or $0.22 per diluted share, compared to $6.4 million, or $0.07 per diluted share, in the prior year first quarter.  In the first quarter of 2019, net income included tax benefits totaling $0.07 per diluted share, due primarily to the exercise of employee stock options. In the first quarter of 2018, net income included a net benefit of $0.05 per diluted share related to the Reserve Release.

Adjusted EBITDA in the first quarter of 2019 was $41.0 million compared to $34.9 million in the prior year first quarter (+17.4%) that included a net benefit of $6.3 million related to the Reserve Release.  Excluding that benefit, Adjusted EBITDA increased 43.4% compared to the prior year first quarter.

Adjusted EPS in the first quarter of 2019 was $0.35 per diluted share, including tax benefits totaling $0.07 per diluted share due primarily to the discrete tax item mentioned above. Adjusted EPS in the first quarter of 2018 was $0.22 per diluted share, including a net benefit of $0.05 related to the Reserve Release. Excluding the discrete tax item in 2019 and the Reserve Release in 2018, adjusted EPS for the first quarter of 2019 was $0.28 per diluted share, compared to $0.17 per diluted share in the prior year first quarter (+64.7%).

Cash Flow and Capital Resources

Net cash provided by operating activities in the three months ended March 31, 2019 was $23.1 million compared to $14.7 million in the first quarter of 2018 (+57.1%). Capital expenditures were $4.0 million for the first quarter of 2019, compared to $5.8 million in the prior year first quarter.

The Company's balance sheet at March 31, 2019 included $214.5 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $83.9 million and outstanding bank debt of $240.0 million at March 31, 2018.  These numbers are preliminary pending resolution of a technical accounting issue.

“The impact of our ongoing investments in advanced technology applications such as machine learning, natural language processing and robotic process automation to drive revenue yield and operating efficiency improvements were evident again this quarter in our margin expansion and increased profitability.  In addition, we continue to strengthen our balance sheet and improve our liquidity profile to support our business growth and future investments,” said Jeff Sherman, CFO.  “Our overall performance in the first quarter positions HMS well to achieve our full-year financial objectives.”

For additional information about the Company’s first quarter 2019 financial results, refer to the Investor Presentation available on the Company’s website at http://investor.hms.com/events-and-presentations.

Webcast and Conference Call Information

HMS will report its preliminary first quarter 2019 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, May 3, 2019. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.

About HMS

HMS advances the healthcare system by helping payers reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping health plan members lead healthier lives. HMS provides a broad range of coordination of benefits, payment integrity, population risk analytics, care management and member engagement solutions that help move the healthcare system forward. Visit us at www.hms.com follow us on Twitter at @HMSHealthcare.

Trademarks

HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-Q is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance and full year guidance and projections. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; significant competition for our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; unexpected changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; accounting changes or revisions; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:                                                                               Media Contact:
Robert Borchert                                                                                 Lacy Hautzinger
SVP, Investor Relations                                                                     Sr. Director, External Communications
robert.borchert@hms.com                                                                 lacey.hautzinger@hms.com
469-284-2140                                                                                    469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,

	2019	2018
Revenue	$147,953	$141,425
Cost of services:
Compensation	57,452	56,079
Direct project and other operating expenses	20,199	16,648
Information technology	13,105	12,263
Occupancy	4,079	4,383
Amortization of acquisition related software and intangible assets	4,166	8,132
Total cost of services	99,001	97,505
Selling, general and administrative expenses	29,246	31,998
Total operating expenses	128,247	129,503
Operating income	19,706	11,922
Interest expense	(2,849)	(2,648)
Interest income	1,114	120
Income before income taxes	17,971	9,394
Income taxes	(1,671)	3,003
Net Income	$19,642	$6,391

Basic income per common share:
Net income per common share -- basic	$0.23	$0.08
Diluted income per common share:
Net income per common share -- diluted	$0.22	$0.07
Weighted average shares:
Basic	85,853	83,933
Diluted	88,614	85,682

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$214,463	$178,946
Accounts receivable, net of allowance of $14,037 and $13,683,
at March 31, 2019 and December 31, 2018, respectively	204,795	206,772
Prepaid expenses	22,097	19,970
Income tax receivable	17,628	18,817
Deferred financing costs, net	564	564
Other current assets	249	240
Total current assets	459,796	425,309
Property and equipment, net	90,294	94,435
Goodwill	487,617	487,617
Intangible assets, net	64,801	67,140
Operating lease right-of-use assets	20,110	-
Deferred financing costs, net	1,532	1,673
Other assets	3,110	2,344
Total assets	$1,127,260	$1,078,518

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$57,684	$74,902
Estimated liability for appeals	24,043	21,723
Total current liabilities	81,727	96,625
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	18,677	-
Net deferred tax liabilities	19,710	18,485
Other liabilities	6,758	10,012
Total long-term liabilities	285,145	268,497
Total liabilities	366,872	365,122
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;
100,745,077 shares issued and 87,081,712 shares outstanding at March 31, 2019;
98,924,501 shares issued and 85,261,664 shares outstanding at December 31, 2018;	1,007	989
Capital in excess of par value	453,080	425,748
Retained earnings	441,877	422,235
Treasury stock, at cost: 13,663,194 shares at March 31, 2019	-
and 13,663,194 shares at December 31, 2018	(135,576)	(135,576)

Total shareholders' equity	760,388	713,396

Total liabilities and shareholders' equity	$1,127,260	$1,078,518

	Three Months Ended March 31,

	2019	2018
Operating activities:
Net income	$19,642	$6,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	7,930	7,345
Amortization of intangible assets	2,339	6,121
Amortization of deferred financing costs	141	141
Stock-based compensation expense	10,979	9,494
Deferred income taxes	1,225	(777)
Noncash lease expense	1,196	-
Loss on disposal of assets	-	72
Release of estimated liability for appeals	-	(8,436)
Changes in operating assets and liabilities:
Accounts receivable	1,977	2,328
Prepaid expenses	(2,127)	2,539
Other current assets	(9)	469
Other assets	(766)	(25)
Income taxes receivable	1,189	2,919
Accounts payable, accrued expenses and other liabilities	(21,389)	(14,115)
Operating lease liabilities	(1,519)	-
Estimated liability for appeals	2,320	271
Net cash provided by operating activities	23,128	14,737
Investing activities:
Purchases of property and equipment	(369)	(791)
Investment in capitalized software	(3,621)	(4,963)
Net cash used in investing activities	(3,990)	(5,754)
Financing activities:
Proceeds from exercise of stock options	23,139	144
Payments of tax withholdings on behalf of employees for net-share settlements	(6,768)	(2,587)
Payments on capital lease obligations	8	-
Purchases of treasury stock	-	(5,955)
Net cash provided by/(used in) financing activities	16,379	(8,398)
Net increase in cash and cash equivalents	35,517	585
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	178,946	83,313
Cash and cash equivalents at end of period	$214,463	$83,898

Supplemental disclosure of cash flow information:
Cash paid for income taxes/(refunds received), net of refunds	$(4,288)	$626
Cash paid for interest	$2,771	$2,055

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$(201)	$881

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended
(in thousands, except percentages)	March 31, 2019	March 31, 2018
Net Income	$19,642	$6,391

Net interest expense	1,735	2,528
Income taxes	(1,671)	3,003
Depreciation and amortization of property and equipment and intangible assets	10,269	13,466

Earnings before interest, taxes, depreciation and amortization (EBITDA)	29,975	25,388
Stock-based compensation expense	10,979	9,494
Adjusted EBITDA	$40,954	$34,882
% of Revenue	27.7%	24.7%

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)
	Three Months Ended
(in thousands, except per share amounts)	March 31, 2019	March 31, 2018
Net Income	$19,642	$6,391

Stock-based compensation expense	10,979	9,494
Amortization of acquisition related software and intangible assets	4,166	8,132
Income tax related to adjustments [1]	(4,089)	(5,505)

Adjusted net income	$30,698	$18,512

Weighted average common shares, diluted	88,614	85,682

Diluted GAAP EPS [2]	$0.22	$0.07
Diluted adjusted EPS [2]	$0.35	$0.22

Discrete tax benefits	$0.07	$-
Reserve release benefit	$-	$0.05
Diluted adjusted EPS after reserve release and discrete tax benefits	$0.28	$0.17

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.
(2) Diluted GAAP EPS and Diluted Adjusted EPS included discrete tax benefits of $0.07 per diluted share for the three months ended March 31, 2019 primarily related to the exercise of employee stock options, and $0.05 related to the reserve release benefit for the three months ended March 31, 2018.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Trailing twelve months)

	Trailing Twelve Months Ended
(In thousands)	March 31, 2019	March 31, 2018
Net Income	$68,240	$45,003

Net interest expense	9,428	10,973
Income taxes	(6,646)	2,434
Depreciation and amortization of property and equipment and intangible assets	54,399	52,974

Earnings before interest, taxes, depreciation and amortization (EBITDA)	125,421	111,384
Stock-based compensation expense	22,992	28,251
Settlement Expense	20,000	-
Adjusted EBITDA	$168,413	$139,635

Reconciliation of Total Debt to Net Leverage Ratio

(In thousands)	March 31, 2019	March 31, 2018
Total Debt (revolving credit facility)[3]	$240,000	$240,000
Cash and cash equivalents	(214,463)	(83,898)

Total net debt	$25,537	$156,102

Net income [4]	$68,240	$45,003
Adjusted EBITDA [5]	$168,413	$139,635
Net leverage ratio [6]	0.15	1.12

(3) Total Debt consists of the outstanding principal balance under our senior secured revolving credit facility as of the dates shown
(4) Trailing twelve months Net income
(5) Trailing twelve months Adjusted EBITDA
(6) The Company's net leverage ratio is calculated by dividing total net debt as of the date shown by trailing twelve months' Adjusted EBITDA

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
(In thousands)	March 31, 2019	March 31, 2018
Net cash provided by operating activities	$23,128	$14,737
Purchases of property and equipment	(369)	(791)
Investment in capitalized software	(3,621)	(4,963)

Non-GAAP free cash flow	$19,138	$8,983

The Company believes that the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchase of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.